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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 6, 2002
Date of Report (Date of earliest event reported)

TERAGLOBAL COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	0-25115	33-0827963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9171 Towne Centre Drive, 6th Floor
San Diego, California 92122
(Address of principal executive offices)

(858) 404-5500
(Registrant's telephone number, including area code)

Item 1. Change in Control

        The Company has experienced a change in control of its Common Stock. In connection with a bridge financing transaction that was initiated in December 2001 (the "Bridge Financing"), the Company issued to certain investors, including WallerSutton 2000, L.P. warrants to purchase Common Stock (the "Default Warrants") which would vest in the event of a default under the terms of that Bridge Financing transaction. An event of default did occur in January 2002, causing the Default Warrants to vest.

        The Default Warrants, which are exercisable for $.001 per share of Common Stock, were issued among all of the investors in the Bridge Financing in an aggregate amount that would upon exercise provide the holders with 50% of the Company's outstanding Common Stock (including for purposes of the calculation all derivative securities convertible into Common Stock at or below 120% of the market price) as of February 1, 2002.

        WallerSutton 2000, L.P. acquired 34,592,365 Default Warrants under the terms of the Bridge Financing. On February 5, 2002, WallerSutton 2000, L.P. exercised its Default Warrants on a cashless exercise basis for 34,373,455 shares of Common Stock. WallerSutton 2000, L.P. has filed a Form 13D with respect to its ownership of the Company's capital stock, and amended that filing on February 5, 2002 to reflect its exercise of the Default Warrants.

        After giving effect to the exercise, the Company has approximately 60,749,377 shares of Common Stock and 7,468,661 shares of Series A Convertible Preferred Stock outstanding. The Company's Certificate of Incorporation authorizes it to issue up to 200,000,000 and 13,000,000 shares of Common Stock and Series A Convertible Preferred Stock, respectively.

        WallerSutton 2000, L.P. presently owns 34,373,455 shares or 57% of the outstanding Common Stock and 5,597,016 shares or 75% of the outstanding Series A Convertible Preferred Stock. In addition to the Common Stock and Series A Convertible Preferred Stock, WallerSutton 2000, L.P. purchased in the Bridge Financing: (i) $1,128,858 in Convertible Promissory Notes, which are convertible automatically into the Company's Next Qualified Financing which raises $6.6 million, and certain of which are convertible at the holder's election, at maturity into the Company's Common Stock at the lesser of $.20 per share or 75% of the 10 day trailing average closing bid price; and (ii) 4,486,890 Bridge Warrants to purchase Common Stock at exercise prices ranging from $.185 to $.20 per share.

Item 5. Other Events.

        The Company filed a preliminary information statement on Form 14C with the SEC on February 5, 2002 (the "Information Statement"). The Information Statement relates to actions taken by the Board of Directors to approve certain transactions intended to increase the Company's options to finance its ongoing capital requirements. Stockholder approval of the transactions is expected to be effected pursuant to Section 228 of the Delaware General Corporation Law by a written consent resolution (the "Consent Resolution") signed by the owners of approximately fifty seven percent (57%) of the Company's outstanding voting power. The specific transactions to anticipated to be approved by the Consent Resolution are:

(1)
an amendment to the Company's Certificate of Incorporation to authorize 1,000,000 shares of "blank check" Preferred Stock;

(2)
an amendment to the Company's Certificate of Incorporation to effect a 1 for 25 reverse split of the Company's issued and outstanding Common Stock; and

(3)
approval of the formation of a subsidiary corporation, and the authorization to transfer of all of the Company's operating assets and certain of its liabilities to the new subsidiary, with the intent to cause the subsidiary to issue debt or equity securities to prospective investors or to sell some or substantially all of the Company's assets.

        Additional details concerning each of the proposed transactions are contained in the Information Statement.

        The Company expects to file a final Information Statement with the SEC and to mail the Information Statement to shareholders on or about February 19, 2002. While the Board of Directors believes that each of the transactions will increase the Company's financing options, no agreement exists for the sale of any securities or the Company's operating assets at this time. Despite the fact that the Company has filed the preliminary Information Statement with the SEC, and may obtain stockholder approval pursuant to the Consent Resolution, the Board of Directors may, in its discretion, determine not to proceed with any or all of the transactions at any time prior to their consummation.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERAGLOBAL COMMUNICATIONS CORP.
Dated: February 6, 2002	By:	/s/ JAMES A. MERCER III James A. Mercer III Chief Financial Officer

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SIGNATURES